Indemnification Agreement

This Agreement is made this        day of       , 20      , effective as of the        day of      , 20      , between Ferro Corporation, an Ohio corporation (the “Company”) and      , a director, officer or representative (as hereinafter defined) of the Company (the “Indemnitee”).

WHEREAS, the Company and the Indemnitee are each aware of the exposure to litigation of officers, directors and representatives of the Company as such persons exercise their duties to the Company;

WHEREAS, the Company and the Indemnitee are also aware of conditions in the insurance industry that have affected and may continue to affect the Company’s ability to obtain appropriate directors’ and officers’ liability insurance on an economically acceptable basis;

WHEREAS, the Company desires to continue to benefit from the services of highly qualified, experienced and otherwise competent persons such as the Indemnitee;

WHEREAS, the Indemnitee desires to serve or to continue to serve the Company as a director, officer or as a director, officer or trustee of another corporation, joint venture, trust or other enterprise in which the Company has a direct or indirect ownership interest, for so long as the Company continues to provide on an acceptable basis adequate and reliable indemnification against certain liabilities and expenses which may be incurred by the Indemnitee.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.	INDEMNIFICATION

Subject to the terms of this Agreement, the Company shall indemnify the Indemnitee with respect to his activities as a director or officer of the Company and/or as a person who is serving or has served on behalf of the Company (“representative”) as a director, officer, or trustee of another corporation, joint venture, trust or other enterprise, domestic or foreign, in which the Company has a direct or indirect ownership interest (an “affiliated entity”) against expenses (including, without limitation, attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against Indemnitee which is the subject of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal (a “Proceeding”), to which Indemnitee was, is, or is threatened to be made a party by reason of facts which include Indemnitee’s being or having been such a director, officer or representative, to the extent of the highest and most advantageous to the Indemnitee, as determined by the Indemnitee, of one or any combination of the following:

(a)	The benefits provided by the Company’s Regulations in effect on the date hereof, as adopted by the shareholders of the Company at the 1987 annual meeting of shareholders;

(b)	The benefits provided by the Articles of Incorporation, Regulations, or By-laws or their equivalent of the Company in effect at the time Expenses are incurred by Indemnitee;

(c)	The benefits allowable under Ohio law in effect at the date hereof;

(d)	The benefits allowable under the law of the jurisdiction under which the Company exists at the time Expenses are incurred by the Indemnitee;

(e)	The benefits available under liability insurance obtained by the Company;

(f)	The benefits which would have been available to the Indemnitee under the Directors and Officers Liability Insurance and Reimbursement for Directors and Officers Liability Policy issued by Harbor Insurance Company on April 8, 1985 which expired on March 30, 1986 and which is designated as policy number HI 211839 had such policy continued in effect and unamended at the time Expenses are incurred by the Indemnitee; and

(g)	Such other benefits as are or may be otherwise available to Indemnitee.

Combination of two or more of the benefits provided by (a) through (g) shall be available to the extent that the Applicable Document, as hereafter defined, does not require that the benefits provided therein be exclusive of other benefits. The document or law providing for the benefits listed in items (a) through (g) above is called the “Applicable Document” in this Agreement. The Company hereby undertakes to use its best efforts to assist Indemnitee, in all proper and legal ways, to obtain the benefits selected by Indemnitee under items (a) through (g) above.

For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans for employees of the Company or of any affiliated entity without regard to ownership of such plans; references to “fines” shall include any excise taxes assessed on the Indemnitee with respect to any employee benefit plan; references to “serving on behalf of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, the Indemnitee with respect to an employee benefit plan, its participants or beneficiaries; references to the masculine shall include the feminine; references to the singular shall include the plural and vice versa; and if the Indemnitee acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan he shall be deemed to have acted in a manner consistent with the standards required for indemnification by the Company under the Applicable Documents.

2.	INSURANCE

The Company shall maintain directors’ and officers’ liability insurance for so long as Indemnitee’s services are covered hereunder, provided and only to the extent that such insurance is available in amounts and on terms and conditions determined by the Company to be acceptable. However, the Company agrees that the provisions hereof shall remain in effect regardless of whether liability or other insurance coverage is at any time obtained or retained by the Company; except that any payments in fact made to Indemnitee under an insurance policy obtained or retained by the Company shall reduce the obligation of the Company to make payments hereunder by the amount of the payments made under any such insurance policy.

3.	PAYMENT OF EXPENSES

At Indemnitee’s request, the Company shall pay the Expenses as and when incurred by Indemnitee, after receipt of written notice pursuant to Section 6 hereof and an undertaking in the form of Exhibit I attached hereto by or on behalf of Indemnitee (i) to repay such amounts so paid on Indemnitee’s behalf if it shall ultimately be determined under the Applicable Document that Indemnitee is required to repay such amounts and (ii) to reasonably cooperate with the Company concerning such Proceeding. That portion of Expenses which represents attorneys’ fees and other costs incurred in defending any Proceeding shall be paid by the Company within thirty (30) days of its receipt of such request, together with reasonable documentation (consistent, in the case of attorneys’ fees, with Company practice in payment of legal fees for outside counsel generally) evidencing the amount and nature of such Expenses, subject to its also having received such a notice and undertaking.

4.	ESCROW

The Company shall dedicate an aggregate of TWO AND ONE-HALF MILLION DOLLARS ($2,500,000) as collateral security for the funding of its obligations hereunder and under similar and predecessor agreements with other directors, officers and representatives by depositing assets or bank letters of credit in escrow or reserving lines of credit that may be drawn down by an escrow agent in the dedicated amount (the “Escrow Reserve”). Attached hereto as Exhibit II is the form of escrow agreement relating to the establishment and operation of the Escrow Reserve. The Company shall have the rights of substitution with respect to the funding in escrow of its obligations hereunder, as provided in such Exhibit II. The Company shall, upon request, promptly provide to Indemnitee such additional documentation or information with respect to the escrow as Indemnitee may from time to time reasonably request. The Company shall promptly deliver an executed copy of this Agreement to the escrow agent for the Escrow Reserve to evidence to that agent that Indemnitee is a beneficiary of that Escrow Reserve and shall deliver to Indemnitee the escrow agent’s signed receipt evidencing that delivery.

5.	ADDITIONAL RIGHTS

The indemnification provided in this Agreement shall not be exclusive of any other indemnification or right to which Indemnitee may be entitled and shall continue after Indemnitee has ceased to occupy a position as an officer, director or representative as described in Paragraph 1 above with respect to Proceedings relating to or arising out of Indemnitee’s acts or omissions during his service in such position.

6.	NOTICE TO COMPANY

Indemnitee shall provide to the Company prompt written notice of any Proceeding brought, threatened, asserted or commenced against Indemnitee with respect to which Indemnitee may assert a right to indemnification hereunder; provided that failure to provide such notice shall not in any way limit Indemnitee’s rights under this Agreement.

7.	COOPERATION IN DEFENSE AND SETTLEMENT

Indemnitee shall not make any admission or effect any settlement of any Proceeding without the Company’s written consent unless Indemnitee shall have determined to undertake his own defense in such matter and has waived the benefits of this Agreement. The Company shall not settle any Proceeding to which Indemnitee is a party in any manner which would impose any Expense on Indemnitee without his written consent. Neither Indemnitee nor the Company will unreasonably withhold consent to any proposed settlement. Indemnitee and the Company shall cooperate to the extent reasonably possible with each other and with the Company’s insurers, in attempts to defend and/or settle such Proceeding.

8.	ASSUMPTION OF DEFENSE

Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume Indemnitee’s defense in any Proceeding, with counsel mutually satisfactory to Indemnitee and the Company. After notice from the Company to Indemnitee of the Company’s election so to assume such defense, the Company will not be liable to Indemnitee under this Agreement for Expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at Indemnitee’s expense unless:

(a)	The employment of counsel by Indemnitee has been authorized by the Company;

(b)	Counsel employed by the Company initially is unacceptable or later becomes unacceptable to Indemnitee and such unacceptability is reasonable under then existing circumstances;

(c)	Indemnitee shall have reasonably concluded that there may be a conflict of interest between Indemnitee and the Company in the conduct of the defense of such Proceeding; or

(d)	The Company shall not have employed counsel promptly to assume the defense of such Proceeding,

in each of which cases the fees and expenses of counsel shall be at the expense of the Company and subject to payment pursuant to this Agreement. The Company shall not be entitled to assume the defense of Indemnitee in any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made either of the conclusions provided for in clauses (b) or (c) above.

9.	ENFORCEMENT

In the event that any dispute or controversy shall arise under this Agreement between Indemnitee and the Company with respect to whether the Indemnitee is entitled to indemnification in connection with any Proceeding or with respect to the amount of Expenses incurred, then with respect to each such dispute or controversy Indemnitee may seek to enforce the Agreement through legal action or, at Indemnitee’s sole option and written request, through arbitration. If arbitration is requested, such dispute or controversy shall be submitted by the parties to binding arbitration in the City of Cleveland, State of Ohio, before a single arbitrator agreeable to both parties. If the parties cannot agree on a designated arbitrator within 15 days after arbitration is requested in writing by Indemnitee, the arbitration shall proceed in the City of Cleveland, State of Ohio, before an arbitrator appointed by the American Arbitration Association. In either case, the arbitration proceeding shall commence promptly under the rules then in effect of that Association and the arbitrator agreed to by the parties or appointed by that Association shall be an attorney other than an attorney who has, or is associated with a firm having associated with it an attorney which has, been retained by or performed services for the Company or Indemnitee at any time during the five years preceding the commencement of arbitration. The award shall be rendered in such form that judgment may be entered thereon in any court having jurisdiction thereof. The prevailing party shall be entitled to prompt reimbursement of any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with such legal action or arbitration; provided that Indemnitee shall not be obligated to reimburse the Company unless the arbitrator or court which resolves the dispute determines that Indemnitee acted in bad faith in bringing such action or arbitration.

10.	EXCLUSIONS

Notwithstanding the scope of indemnification which may be available to Indemnitee from time to time under any Applicable Document, no indemnification, reimbursement or payment shall be required of the Company hereunder with respect to:

(a)	Any claim or any part thereof as to which Indemnitee shall have been determined by a court of competent jurisdiction from which no appeal is or can be taken, by clear and convincing evidence, to have acted or failed to act with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company;

(b)	Any claim or any part thereof arising under Section 16(b) of the Securities Exchange Act of 1934 pursuant to which Indemnitee shall be obligated to pay any penalty, fine, settlement or judgment;

(c)	Any obligation of Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal gain, profit or advantage to which he was not entitled; or

(d)	Any Proceeding initiated by Indemnitee without the consent or authorization of the Board of Directors of the Company, provided that this exclusion shall not apply with respect to any claims brought by Indemnitee (i) to enforce his rights under this Agreement or (ii) in any Proceeding initiated by another person or entity whether or not such claims were brought by Indemnitee against a person or entity who was otherwise a party to such Proceeding.

Nothing in this Section 10 shall eliminate or diminish Company’s obligations to advance that portion of Indemnitee’s Expenses which represent attorneys’ fees and other costs incurred in defending any Proceeding pursuant to Section 3 of this Agreement.

11.	EXTRAORDINARY TRANSACTIONS

The Company covenants and agrees that, in the event of any merger, consolidation or reorganization in which the Company is not the surviving entity, any sale of all or substantially all of the assets of the Company or any liquidation of the Company (each such event is hereinafter referred to as an “extraordinary transaction”), the Company shall:

(a)	Have the obligations of the Company under this Agreement expressly assumed by the survivor, purchaser or successor, as the case may be, in such extraordinary transaction; or

(b)	Otherwise adequately provide for the satisfaction of the Company’s obligations under this Agreement, in a manner acceptable to Indemnitee.

12.	NO PERSONAL LIABILITY

Indemnitee agrees that neither the directors nor any officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company’s obligations under this Agreement, and Indemnitee shall look solely to the assets of the Company, proceeds of insurance and the escrow referred to in Section 4 hereof for satisfaction of any claims hereunder.

13.	SEVERABILITY

If any provision, phrase, or other portion of this Agreement should be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination should become final, such provision, phrase or other portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of the Agreement enforceable, and the Agreement as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible.

14.	SUBROGATION

In the event of any payment under this Agreement, the Company shall be subrogated to the extent thereof to all rights to indemnification or reimbursement against any insurer or other entity or person vested in the Indemnitee, who shall execute all instruments and take all other actions as shall be reasonably necessary for the Company to enforce such rights.

15.	GOVERNING LAW

The parties hereto agree that this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.

16.	NOTICES

All notices, requests, demands and other communications hereunder shall be in writing and shall be considered to have been duly given if delivered by hand and receipted for by the party to whom the notice, request, demand or other communication shall have been directed, or mailed by certified mail, return receipt requested, with postage prepaid:

(a) If to the Company, to: Ferro Corporation

6060 Parkland Boulevard

Mayfield Heights, Ohio 44124

Attention: Vice President and

Chief Financial Officer

(b) If to Indemnitee, to:

or to such other or further address as shall be designated from time to time by the Indemnitee or the Company to the other.

17.	TERMINATION

This Agreement may be terminated by either party upon not less than sixty (60) days prior written notice delivered to the other party, but such termination shall not in any way diminish the obligations of Company hereunder (including the obligation to maintain the escrow referred to in Section 4 hereof) with respect to Indemnitee’s activities prior to the effective date of termination.

18.	AMENDMENTS AND BINDING EFFECT

This Agreement and the rights and duties of Indemnitee and the Company hereunder may not be amended, modified or terminated except by written instrument signed and delivered by the parties hereto. This Agreement is and shall be binding upon and shall inure to the benefits of the parties thereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement in triplicate as of the date first above written.

Ferro Corporation
By:
James F. Kirsch Chairman, President & Chief Executive Officer

Exhibit I

FORM OF UNDERTAKING

THIS UNDERTAKING has been entered into by (hereinafter “Indemnitee”) pursuant to an Indemnification Agreement dated , 20       (the “Indemnification Agreement”) between Ferro Corporation (hereinafter “Company”), an Ohio corporation and Indemnitee.

W I T N E S S E T H:

WHEREAS, pursuant to the Indemnification Agreement, Company agreed to pay Expenses (within the meaning of the Indemnification Agreement) as and when incurred by Indemnitee in connection with any claim against Indemnitee which is the subject of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, to which Indemnitee was, is, or is threatened to be made a party by reason of facts which include Indemnitee’s being or having been a director, officer or representative (within the meaning of the Indemnification Agreement) of Company;

WHEREAS, such a claim has arisen against Indemnitee and Indemnitee has notified Company thereof in accordance with the terms of Section 6 of the Indemnification Agreement (hereinafter the “Proceeding”);

NOW, THEREFORE, Indemnitee hereby agrees that in consideration of Company’s advance payment of Indemnitee’s Expenses incurred prior to a final disposition of the Proceeding, Indemnitee hereby undertakes to reimburse Company for any and all Expenses paid by Company on behalf of Indemnitee prior to a final disposition of the Proceeding in the event that Indemnitee is determined under the Applicable Document (within the meaning of the Indemnification Agreement) to be required to repay such amounts to the Company pursuant to the Indemnification Agreement and applicable law, provided that if Indemnitee is entitled under the Applicable Document to indemnification for some or a portion of such Expenses, Indemnitee’s obligation to reimburse Company shall only be for those Expenses for which Indemnitee is determined to be required to so repay. Such reimbursement or arrangements for reimbursement by Indemnitee shall be consummated within ninety (90) days after a determination that Indemnitee is so required to repay such amounts to the Company pursuant to the Indemnification Agreement and applicable law.

FURTHER, the Indemnitee agrees to reasonably cooperate with the Company concerning such Proceeding.

IN WITNESS WHEREOF, the undersigned has set his hand this day of , 20      .

INDEMNITEE

Exhibit II

ESCROW AGREEMENT

This AGREEMENT made effective as of this 21st day of March, 2011, by and among Ferro Corporation, an Ohio corporation (the “Company”), and PNC Bank, National Association, as escrow agent (the “Escrow Agent”).

BACKGROUND

WHEREAS, the Company has entered into and will from time to time enter into separate indemnification agreements with its directors, officers and certain designated representatives (each such indemnification agreement, a copy of which has been or will hereafter be provided to the Escrow Agent, being hereinafter referred to as an “Indemnification Agreement” and each of such persons being hereinafter referred to as an “Indemnitee”);

WHEREAS, each Indemnification Agreement provides, among other things, for the Company to indemnify the Indemnitee who is a party thereto against Expenses (within the meaning of the Indemnification Agreement) in connection with any Proceeding (within the meaning of the Indemnification Agreement); and

WHEREAS, by each Indemnification Agreement, to secure the benefits therein provided for, the Company has agreed forthwith to establish an escrow account with the Escrow Agent and to keep on deposit in said account an aggregate of Two and One-Half Million Dollars ($2,500,000) as collateral security for the funding of its obligations to indemnify or advance Expenses under the Indemnification Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The Escrow Agent is hereby appointed as escrow agent hereunder and agrees to act on the terms and subject to the conditions hereinafter set forth.

2. Establishment of Escrow Fund. As of the date hereof the Company, in its sole discretion, has or shall deposit with or make available to the Escrow Agent the aggregate amount of Two and One-Half Million Dollars ($2,500,000) either by (i) depositing cash funds with the Escrow Agent, (ii) depositing a letter of credit issued by PNC Bank, National Association(an “Escrow Letter of Credit”) with the Escrow Agent, (iii) reserving an amount against any of the Company’s existing lines of credit from PNC Bank, National Association that may be drawn down by the Escrow Agent (the “Escrow Reserve”) or (iv) depositing cash funds, an Escrow Letter of Credit and/or establishing an Escrow Reserve such that, in each case, the aggregate sum of such cash funds, Escrow Letter of Credit and Escrow Reserve is equal to Two and One-Half Million Dollars ($2,500,000). The cash funds, Escrow Reserve and any Escrow Letter of Credit and any proceeds, income and reinvestments thereof, is hereinafter referred to collectively as (the “Escrow Fund”). Such deposit of cash funds, Escrow Letter of Credit or Escrow Reserve, as the case may be, shall constitute satisfaction on this date of the Company’s obligation to deposit funds hereunder. The Escrow Agent shall hold the Escrow Fund subject to the terms and conditions of this Agreement. Hereafter:

a. The Company may withdraw any cash funds on deposit hereunder so long as the Escrow Fund is equal Two and One-Half Million Dollars ($2,500,000) after such withdrawal.

b. Upon prior written notice to the Company, the Escrow Agent may cause any letter of credit (including the initial letter of credit deposited hereunder) to be drawn against, in the full amount thereof, and the proceeds of such draw to be deposited in the Escrow Fund hereunder, prior to the expiration of or termination of the right to draw under any such letter of credit, unless the Company shall have caused a new qualifying letter of credit to be deposited with the Escrow Agent hereunder within the ten day (10) period prior to the expiration of or termination of the right to draw under such letter of credit. Alternatively, upon prior written notice to the Company, the Escrow Agent may cause any line of credit (including the initial line of credit reserved against hereunder) to be drawn against, in the full amount thereof, and the proceeds of such draw to be deposited in the Escrow Fund hereunder within the ten day (10) period prior to the expiration of or termination of the right to draw against any such line of credit, unless the Company shall have caused a new line of credit to be reserved against hereunder prior to the expiration of or termination of the right to draw against such line of credit.

c. In addition, the Escrow Agent shall cause a draw to be made against any letter of credit deposited hereunder or line of credit reserved against hereunder in an amount at least sufficient to permit the Escrow Agent to pay any amounts payable to Indemnitees under Section 5 hereof (after giving effect to (i) any other assets constituting part of the Escrow Fund available for such purpose and (ii) the postponement provisions of Section 5 to permit a deposit or obligation to mature).

A “qualifying letter of credit” under the terms of this Escrow Agreement shall be a letter of credit:

i. Issued by PNC Bank, National Association;

ii. Under which the beneficiary is the Escrow Agent under this Escrow Agreement; and

iii. Having substantially the terms of the form of letter of credit attached to this Escrow Agreement as Exhibit A (reduced in amount to reflect any prior draws under any predecessor letter of credit hereunder).

3. Deposit and Investment of Escrow Fund.

a. The Escrow Agent shall deposit or invest the cash portion of the Escrow Fund in the investments set forth on Appendix A attached hereto, and incorporated herein and as amended from time to time as herein provided. This deposit and investment direction may be altered only in a writing delivered to the Escrow Agent, signed by the Chief Executive Officer, any Vice President, the Treasurer or the General Counsel and agreed to in writing by the Escrow Agent.

b. The Escrow Agent shall have the right to make withdrawals from any deposits or liquidate any investments held, in order to provide funds necessary to make required payments under this Escrow Agreement at such time or times as determined by the Escrow Agent in its sole discretion. The Escrow Agent in its capacity as escrow agent hereunder shall have no liability for any loss sustained as a result of any investment made pursuant to the instructions the Company or as a result of any liquidation of any investment prior to its maturity or for the failure of the Company to give the Escrow Agent instructions to invest or reinvest the Escrow Fund or any earnings thereon.

c. The Escrow Fund may be invested in investments, including without limitation, shares of mutual funds, which are not insured by the FDIC, are not deposits of or guaranteed by the Escrow Agent or any of its affiliates and are subject to investment risks, including the loss of principal. In addition, shares of money market mutual funds are neither insured nor guaranteed by the U.S. Government and there can be no assurance that a money market mutual fund will be able to maintain a stable net asset value of $1.00 per share.

d. The Escrow Agent may invest the Escrow Funds in any investment set forth on Appendix A, which may be amended by the parties from time to time, including portfolios of BlackRock FundsSM, BlackRock Liquidity Funds, any other mutual fund(s), private investment fund(s), or other security, notwithstanding the Escrow Agent or its affiliate(s) may provide financial or investment advice or other services to, or receive shareholder servicing fees from third parties with respect to some or all of the investments permitted hereby and that the Escrow Agent or an affiliate may be a manager, promoter or placement agent for or have underwritten such investments and the Escrow Agent and its affiliate(s) may be separately and additionally compensated for providing such services or for underwriting such investments; however, any fees or compensation paid by the Company shall be limited to those set forth in paragraph 8 hereof. The Company hereby instructs the Escrow Agent to vote all proxies in accordance with the proxy policy in effect from time to time for the Escrow Agent unless otherwise specifically instructed by the Company. The Company specifically acknowledges that it understands that this provision may involve the Escrow Agent’s voting             shares of mutual funds that pay fees to the Escrow Agent or its affiliates and that, in voting such shares, the Escrow Agent may be in a position to vote to change fees paid at the mutual fund level to itself or to an affiliate.

4. Income. All income, including interest and dividends, earned on the Escrow Fund (hereinafter called the “Income”) shall be added to and held in the Escrow Fund.

5. Disposition of Escrow Fund. The Escrow Agent shall disburse the Escrow Funds in accordance with the provisions of Appendix B attached hereto and incorporated herein.

6. Statements. During the term of this Agreement, the Escrow Agent shall provide the Company with monthly statements containing the beginning balance in the escrow account as well as all principal and income transactions for the statement period. The Company shall be responsible for reconciling such statements. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such statements and the transactions listed therein, except with respect to any such act or transaction as to which the Company shall, within 90 days after making the statement available, file written objections with the Escrow Agent. The Company is aware that Federal Regulations require the Escrow Agent, without charge and within one business day of its receipt of a broker/dealer confirmation for each security transaction in the Company’s Account(s) to forward to the Company a written notification which discloses, among other things: the Escrow Agent’s name, the Company’s name, the capacity (capacities) in which the Escrow Agent is acting, the date (and time, within a reasonable period, upon written request of the Company) of execution, the identity, price, number of shares or units of principal amount of debt securities purchased or sold by the Company, the name of the broker/dealer, the amount of any remuneration received by such broker/dealer from the Company and the amount of any remuneration received by the Escrow Agent. The Company is also aware that, under the terms of this Agreement, the Escrow Agent will be providing to the Company periodic statements that include a listing of all securities transactions, receipts and disbursements during the period, together with a current listing of the Assets held in the Account(s). The Company shall accepts such periodic statements in satisfaction of the Escrow Agent’s obligation to provide written notification as described above; provided, that upon the Company’s request, the Escrow Agent will provide to the Company within a reasonable time and at no additional cost the information required by the Federal Regulations.

7. Rights and Responsibilities of Escrow Agent. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

a. The Escrow Agent shall act hereunder as an escrow agent only, and it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it.

b. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon (and shall incur no liability for following the instructions contained therein) any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due to be paid into the Escrow Fund by any party.

c. The Escrow Agent shall not be liable for any action taken or omitted by it unless a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss. In the administration of the escrow account hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, including in-house counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons, including in-house counsel.

d. The Company agrees to indemnify, defend and hold the Escrow Agent and its affiliates and each of their respective directors, officers, agents and employees (collectively, the “Escrow Agent Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and legal fees and expenses (“Losses”) that may be imposed on, incurred by, or asserted against, the Escrow Agent Indemnitees or any of them including, without limitation any claim brought by any Indemnitee (i) for following any instructions or other directions upon which the Escrow Agent is authorized to rely pursuant to the terms of this Escrow Agreement including without limitation, the instructions or directions of any Indemnitee; or (ii) in connection with or arising out of the Escrow Agent’s performance under this Escrow Agreement provided, with respect to this clause (ii) only, the Escrow Agent Indemnitees have not acted with gross negligence or engaged in willful misconduct. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 7(d) shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent for any reason.

e. The Escrow Agent shall have no duties except those specifically set forth in this Agreement and shall not be subject to, nor have any liability or responsibility under, any other agreement or document the other parties hereto may be parties to or responsible for, even if same is referenced herein or copies have been given to the Escrow Agent.

f. The Escrow Agent shall have the right at any time it deems appropriate to seek adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

8. Compensation. The fee of the Escrow Agent for its services hereunder shall be paid by the Company in the amount of $2500 per annum, payable quarterly in advance. In addition, the Escrow Agent shall be entitled to reimbursement for all reasonable expenses, disbursements or advances made by it in the performance of its duties hereunder, including reasonable counsel fees and court costs incurred pursuant to Section 7(f) or otherwise. The parties hereby grant to Escrow Agent a first priority contractual possessory security interest in and a right of setoff against any cash deposit or letter of credit that comprises the Escrow Fund in an amount necessary to secure to Escrow Agent payment of Escrow Agent’s fees, expenses and any other amounts owed to Escrow Agent under the terms of this Agreement. The parties hereby grant to Escrow Agent a right of setoff against any Escrow Reserve that comprises the Escrow Fund in an amount necessary to secure to Escrow Agent payment of Escrow Agent’s fees, expenses and any other amounts owed to Escrow Agent under the terms of this Agreement.

9. Tax Identification Number; Indemnification as to Taxes Penalties and Interest.

a. All Income accrued in the Escrow Fund shall be held for the account of the Company and shall be reported by the Company under applicable federal regulations using its tax identification number which is 34-0217820.

b. Without limiting the generality of any provision of this Agreement, the Company shall indemnify, defend and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to Income earned by the Escrow Fund.

10. Amendment. This Agreement may not be amended or supplemented and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

11. Termination. The purpose of this Escrow Agreement and the terms hereof shall terminate on the earlier of (i) receipt by the Escrow Agent of notice from the Company to the effect .that the current date is on or after the third anniversary after the termination of all Indemnification Agreements from time to time entered into by the Company which provide for the Company’s obligation to maintain the Escrow Fund (provided that at the time of such notice there is no pending claim of any Indemnitee against the Escrow Fund and no Proceeding pending or threatened against any Indemnitee known to the Escrow Agent); (ii) such time as all of the moneys in the Escrow Fund shall have been disbursed by the Escrow Agent to the Indemnitees, in accordance with the provisions hereof and each letter of credit or line of credit constituting part of the Escrow Reserve has terminated; (iii) such time as the Escrow Agent shall have received consents from all Indemnitees to the termination of this Escrow Agreement; (iv) the twentieth anniversary of the date of this Escrow Agreement; or (v) such time as the Company notifies the Escrow Agent that there are no longer any living Indemnitees under this agreement and there is no pending claim by the estate of any Indemnitee against the Escrow Fund and no Proceeding pending or threatened against an estate of any Indemnitee known to the Escrow Agent. Upon the termination of this Agreement and upon the delivery of all of the Escrow Fund by the Escrow Agent, in accordance with the terms hereof, the Escrow Agent shall be relieved of any and all further obligations hereunder.

12. Resignation; Removal.

a. The Escrow Agent may resign at any time by giving thirty (30) days written notice of such resignation to the Company and each of the Indemnitees for whom the Escrow Fund is then being maintained. If no successor Escrow Agent has been named at the expiration of the thirty (30) day period, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as a depository. Upon notification by the Company of the appointment of a successor, the Escrow Agent shall, upon payment of any and all fees and expenses due to Escrow Agent, promptly deliver the Escrow Fund and all materials in its possession relating to the Escrow Fund to such successor, and the duties of the resigning Escrow Agent shall thereupon in all respects terminate, and Escrow Agent shall be released and discharged from all further obligations hereunder.

b. The Escrow Agent may be discharged from its duties as Escrow Agent under this Agreement upon thirty (30) days written notice from the Company and upon payment of any and all .fees due to Escrow Agent. In such event, the Escrow Agent shall be entitled to rely on instructions from the Company as to the disposition and delivery of the Escrow Fund.

c. In the event of the termination of this Agreement or the resignation or removal of the Escrow Agent, the Escrow Agent shall have the right to retain for itself from the Escrow Fund an amount equal to the compensation due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement or the transfer of the Escrow Fund.

13. Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

14. Miscellaneous. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be, and all references to such parties herein shall be deemed also to refer to any successors, assigns, heirs, administrators and legal representatives of said parties, as the case may be. None of the parties may assign its rights under this Escrow Agreement, or assign or delegate its obligations hereunder, without the other parties’ prior written consent. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning hereof. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes any and all other and prior agreements between them.

15. Notices. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given, if delivered by hand or mailed by first class, certified mail, return receipt requested, postage prepaid, and addressed as set forth on the signature page hereto. All notices and communications hereunder shall be in writing and shall be deemed to be duly given as of the date sent in the case of registered mail, return receipt requested, or certified mail, postage prepaid, or upon delivery in the case of personal delivery or delivery by overnight courier, or upon successful facsimile transmission as indicated by voice or electronic confirmation to the address below. Notwithstanding anything to the contrary herein, Escrow Agent shall not be bound by any notice unless actually received by Escrow Agent.

By signing below, Ferro Corporation certifies under penalty of perjury that:

a. The number shown in this Agreement is Ferro Corporation’s correct taxpayer ID number.

b. Ferro Corporation is not subject to backup withholding because

i. Ferro Corporation is exempt from backup withholding,

ii. Ferro Corporation has not been notified by the Internal Revenue Service (“IRS”) that Ferro Corporation is subject to backup withholding as a result of a failure to report all interest or dividends, or

iii. the IRS has notified Ferro Corporation that it is no longer subject to backup withholding; and

c. If Ferro Corporation is a natural person, Ferro Corporation is a U.S. person (including a U.S. resident alien).

(Cross out item “b” if Ferro Corporation has been notified by the IRS that Ferro Corporation is currently subject to backup withholding because Ferro Corporation failed to report all interest or dividends on Ferro Corporation is tax return.) (IRS instructions will be provided upon request.)

FERRO CORPORATION UNDERSTANDS THAT THE INTERNAL REVENUE SERVICE DOES NOT REQUIRE FERRO CORPORATION’S CONSENT TO ANY PROVISION OF THIS AGREEMENT OTHER THAN THE CERTIFICATIONS REQUIRED TO AVOID BACKUP WITHHOLDING.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Ferro Corporation

By: /s/ John Bingle

Name: John Bingle

Title:	Treasurer

6060 Parkland Blvd.
Mayfield Hts., Ohio 44124

PNC Bank National Association

By: /s/Gleen P. Hamilton
Glenn P. Hamilton

Attn: Jennifer A. Zeck
PNC Institutional Investment
1900 E 9th Street, 13th Floor (Mail Stop: B7-YB13-13-2)
Cleveland, OH 44114

Appendix A

Section 3. Investment of Escrow Fund

During the term of this Escrow Agreement, the Escrow Fund shall be invested and reinvested by the Escrow Agent at the written direction of the Company, in any one or more of the following investments:

(i) [Specified money market mutual fund] or any other money market mutual fund;

(ii) Direct obligations of the United States Government (or agencies or instrumentalities thereof), or any state of the United States (or agencies or instrumentalities of any thereof);

(iii) Certificates of deposit; or

(iv) Deposit account.

Appendix B

Section 5. Disposition of Escrow Fund.

During the term of this Escrow Agreement, Escrow Agent shall make disbursements from the Escrow Fund upon the receipt of and in accordance with the written instructions of the Company, identifying the amount of the payment and the person(s) to receive payment. At any time and from time to time and, with respect to each individual Indemnitee’s rights hereunder, prior to the sixth anniversary after the termination of such Indemnitee’s Indemnification Agreement, upon delivery to the Escrow Agent of a certificate signed by or on behalf of an Indemnitee and certifying to the Escrow Agent that (i) the date of such certificate is prior to the sixth anniversary after the termination of such Indemnitee’s Indemnification Agreement or that such termination has not yet occurred, (ii) the Company is in default in paying Indemnitee a specified amount which Indemnitee states to be owed under his or her Indemnification Agreement (the “Amount”) and (iii) the Indemnitee has delivered to the Company pursuant to Section 3 of the Indemnification Agreement (a) the notice of Proceeding pursuant to Section 6 of the Indemnification Agreement and (b) the undertaking in substantially the form attached as Exhibit I to the Indemnification Agreement delivered to the Company pursuant to Section 3 of the Indemnification Agreement, the Escrow Agent shall forthwith pay such Amount to the Indemnitee; except that to the extent payments hereunder can be made only from funds held in the form of a deposit or obligation, such payments may he postponed until such deposit or obligation shall have matured. Subject to the foregoing limitations, amounts shall be paid to Indemnitees thirty (30) days after being so certified in the full amount certified until the Escrow Fund is depleted; except that, if at the time such Amount is to be paid (the thirtieth day after certification) other amounts have been claimed during the immediately preceding thrifty (30) days by the same or other Indemnitees and the aggregate Amounts so claimed exceed the assets in the Escrow Fund, the Escrow Agent shall only pay that portion of the Amount then payable determined by multiplying such Amount by a fraction, the numerator of which is the aggregate of funds then in the Escrow Fund and the denominator of which is the aggregate Amounts certified by Indemnitees to be owed but not yet paid to that date. The Escrow Agent shall promptly inform the Company as to Amounts paid to any Indemnitee pursuant to this paragraph 5.

Exhibit A

     , 2011

PNC Bank, National Association Escrow Agent
Attn: Jennifer Zeck
1900 E. 9th Street
M/S B7-YB13-3-2
Cleveland, Ohio 44114

Re:	Irrevocable Letter of Credit No. For U.S. $2,500,000.00

Gentlemen:

We hereby issue our Irrevocable Letter of Credit No.    (this “Letter of Credit”) in favor of PNC Bank, National Association for the account of Ferro Corporation.

We undertake to honor, in one (1) or more drawings your draft or drafts at sight on us, when accompanied by a certificate executed by you in substantially the form attached hereto as Exhibit A, in an amount equal to the face amount of each such draft, but in an aggregate amount not exceeding U.S. $2,500,000.00.

We agree that we shall have no duty or right to inquire as to the basis upon which you have determined to present to us any draft under this Letter of Credit and presentation of such draft shall automatically result in payment to you.

This Letter of Credit is valid until [      ] (the “Expiration Date”), and drafts drawn hereunder, when accompanied by the certificate referred to above, will be honored if presented to us at our office at [      ] on or before that date. This Letter of Credit shall be deemed automatically extended without amendment for one (1) year from the Expiration Date hereof, or any future Expiration Date hereof, unless at least sixty (60) days prior to any Expiration Date we have notified you in writing that we elect not to extend this Letter of Credit for any such additional period. In the event we notify you that we elect not to extend this Letter of Credit for any such additional period, we will honor, in one (1) drawing, your draft at sight on us, in an amount equal to the full amount, available hereunder.

All drafts must be marked “Drawn under Irrevocable Letter of Credit No.   , Dated              ,      .” The amount of any draft drawn under this Letter of Credit must be endorsed on the reverse hereof.

This Irrevocable Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1983 revision), International Chamber of Commerce, Publication No. 400, and to the extent not inconsistent therewith to Article 5 of the Uniform Commercial Code as adopted by the State of Ohio, and contains all the terms and conditions of this Letter of Credit which shall not be altered except by the reduction, in the amount hereof due to corresponding payments in like amount in compliance with the terms hereinbefore set forth.

Very truly yours,

PNC BANK, National Association

AUTHORIZED SIGNATURE COUNTERSIGNATURE